Exhibit 10.12

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by The Pantry, Inc. (the “Company”) and David M. Zaborski (“Zaborski”). Throughout the remainder of the Agreement, the Company and Zaborski may be collectively referred to as “the parties.”

The Company currently employs Zaborski as Senior Vice President, Operations, pursuant to an amended and restated employment agreement with an effective date of November 21, 2007 (“Employment Agreement”). Zaborski’s employment is being terminated by the Company pursuant to Section 3.2 of the Employment Agreement.

The provision of severance benefits under the Employment Agreement is conditioned upon Zaborski’s execution of a release of all claims and his compliance with Section 5, “Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property,” of the Employment Agreement. The parties desire to terminate their employment relationship and avoid all litigation relating to the employment relationship and its termination.

Zaborski represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, the Company and Zaborski agree as follows:

1.   TERMINATION. Zaborski’s employment with the Company will terminate pursuant to Section 3.2 of the Employment Agreement, effective March 31, 2008 (the “Effective Date”).

2.   SEVERANCE BENEFITS. The Company will pay Zaborski an amount equal to his current monthly salary (less any applicable taxes and withholdings) for twelve (12) months, payable in substantially equal installments on the last business day of each applicable month (“Severance Payments”) beginning with the first month after the revocation period set forth in Section 8 below expires provided, however, that all payments will be made by no later than March 15, 2009. If, during the twelve (12) month period following termination, Zaborski accepts employment or consultancy with another entity or becomes self-employed, then he must notify the Company before such employment or consultancy begins and the Severance Payments shall be reduced by the amount of compensation to be paid to him in connection with such employment or consultancy. If Zaborski does not so notify the Company, the Company’s obligation to make the Severance Payments shall cease.

In addition, the Company will permit Zaborski to retain for his own use the computer provided to him by the Company and will transfer to Zaborski, at no cost to him, the title to the Company automobile that he currently uses. The fair market value of the computer and the automobile will be counted as taxable compensation to Zaborski. After the Effective Date, Zaborski will be solely responsible for registration, licensing, and insurance for the automobile.

In addition, unless Zaborski obtains comparable group health insurance coverage from a subsequent employer, then, for the twelve (12) month period following the termination of his employment, he may elect to continue participation in the Company’s group health insurance plan in which he participated at termination of employment under the Consolidated Omnibus

Budget Reconciliation Act (“COBRA”) and the Company shall reimburse him for that portion of the COBRA premiums in excess of the amount he paid for group health plan coverage immediately prior to termination of employment. In the event that he prefers to obtain coverage under an individual health insurance policy that is less expensive than COBRA coverage, then the Company shall, for twelve (12) months, reimburse him for that portion of the premium payments that are in excess of the amount he paid for group health plan coverage immediately prior to termination of employment. All such reimbursements shall be paid as soon as reasonably practicable following Zaborski’s submission of proof of timely premium payments to the Company; provided, however, that all such claims for reimbursement shall be submitted by Zaborski and paid by the Company no later than fifteen (15) months following Zaborski’s termination of employment. The value of any reimbursements made by the Company under this section will be considered taxable income to Zaborski.

The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Zaborski otherwise might be entitled.

3.   ACCRUED VACATION. The Company will pay Zaborski for any accrued but untaken vacation.

4.   RELEASE. In consideration of the benefits conferred by this Agreement, ZABORSKI (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, ITS PREDECESSORS, SUCCESSORS AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HIS SEPARATION THEREFROM arising before the execution of the Agreement, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Workers Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity; (ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and similar federal, state, and local laws); (iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and (iv) for attorneys’ fees. The release of claims set forth in this Section does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies.

5.   COVENANT NOT TO SUE. Zaborski will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this Section will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement or claims for workers’ compensation or unemployment benefits referenced in Section 4 above. If Zaborski does not abide by this Section 5, then (i) he will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

6.   AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement shall prohibit Zaborski from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, by signing this Agreement, Zaborski waives his right to, and shall not seek nor accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings. And, Zaborski may not file or be a party to any lawsuit asserting claims or causes of action waived and released by him pursuant to this Agreement.

7.   COMPANY INFORMATION AND PROPERTY AND ACKNOWLEDGMENT OF NON-COMPETITION OBLIGATIONS. Zaborski shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information. Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve him from any obligations under any previously executed confidentiality, proprietary information or secrecy agreements or the Employment Agreement, and Zaborski specifically acknowledges his non-competition and confidentiality obligations under the Employment Agreement.

All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. Zaborski shall: (i) return all Company property (including, but not limited to, credit cards; keys; cell phones; computer software; records, files, documents, company manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which he received in connection with his employment; (ii) bring all such records, files, and other materials up to date before returning them; and (iii) fully cooperate with the Company in winding up his work and transferring that work to those individuals designated by the Company.

8.   RIGHT TO REVIEW AND REVOKE. The Company hand-delivered this Agreement to Zaborski on February 18, 2008 and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises him to consult with his attorney prior to executing it and that he has at least twenty-one (21) days within which to consider it. Zaborski may not execute this Agreement prior to the Effective Date. In the event that he does not return an executed copy of the Agreement to the Company by the later of the Effective Date or the 22nd day following receipt of the Agreement, the Agreement and the obligations of the Company herein shall become null and void. Zaborski may revoke the Agreement during the seven (7) day period immediately following his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to Melissa Anderson, 1807 Douglas Drive, Sanford, North Carolina 27330.

9.   CONFIDENTIALITY AND NONDISPARAGEMENT. Zaborski represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as required by law. Notwithstanding the above, he may reveal the terms and provisions of this Agreement to members of his immediate family or to an attorney whom he may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement. Zaborski represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.

10. STIPULATION. Zaborski acknowledges, agrees and hereby stipulates to the following facts: (1) during his employment with the Company, he was allowed to take all leave and afforded all rights to which he was entitled under the Family Medical Leave Act (“FMLA”); and (2) the Company has not interfered with, restrained, or denied his exercise of or attempt to exercise any FMLA rights, nor terminated or otherwise discriminated against Zaborksi for exercising or attempting to exercise any such rights.

11. OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. The Company’s or Zaborski’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Zaborski’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him – liability which the Company denies.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law and the applicable provisions of federal law, including but not limited to ADEA.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

ZABORSKI REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ David M. Zaborski
David M. Zaborski

Date:	3-31-08

THE PANTRY, INC.

By:	/s/ Frank G. Paci

Date:	2-20-2008
Name:	Frank G. Paci
Title:	CFO & SVP, Finance

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